EXHIBIT 4.18

Summary of Private Instrument for Regulation of Rights and Obligations between Farmer Partners

Parties: Brenco – Companhia Brasileira de Energia Renovável, as Farmer Partner 1, and Brasilagro – Companhia Brasileira de Propriedades Agrícolas, as Farmer Partner 2.

Purpose:  Considering that the Farmer Partner 1 executed rural partnership agreements, in order to develop the plantation of sugarcane crop in the arable area of the properties listed in the attachment II; and considering that the Farmer Partner 2 intended to take part of  Farmer Partner 1 rights in the mentioned contracts, the agreement’s purpose is the assignment, by Farmer Partner 1 to Farmer Partner 2, of co-possession of the arable area of the properties

Term:  The agreement shall remain in force for the periods set forth in attachment II.

Parties’s participation: Farmer Partner 1, Farmer Partner 2 and the owner partners shall receive the quantity of sugarcane established in the attachment IV.

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BRENCO – COMPANHIA BRASILEIRA DE ENERGIA RENOVÁVEL

/s/ Luiz Paulo Sant’Anna Agro-industrial Superintendent	/s/ Celso Luiz Tavares Ferreira Vice Chief Operating Officer

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BRASILAGRO COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS

/s/ André Guillaumon Chief Operating Officer	/s/ Gustavo Javier Lopez Chief Administrative Officer
WITNESSES: /s/Ana Luisa Gomes Kós Duboc de Almeida /s/Ana Carolina Carpegiani

Attachment II – List of Real Properties

Real Property, Localization, Register(s)	Owner(s)	Purpose (arable area)	Beginning of Term Private Instrument for Regulation of Rights and Obligations between Farmer Partners	Expiration of Term Private Instrument for Regulation of Rights and Obligations between Farmer Partners
Enfurnado Farm, Alto Araguaia/MT, M. 1.735 of Real Estate Registry Office of Alto Araguaia/MT	Silvio Ramos Rodrigues	409,06 ha	04/01/2015	03/31/2019
Terra Boa Farm, Alto Taquari/MT, M. 37 of Real Estate Registry Office of Alto Taquari/MT	Sebastião de Sá	454,34 ha	04/01/2015	03/31/2017
Primavera Farm, Alto Taquari/MT, M. 1.295 of Real Estate Registry Office of Alto Taquari/MT	Roberta Grellet da Costa	96,55 ha	04/01/2015	03/31/2017
Camilana Farm, Alto Taquari/MT, M. 878 of Real Estate Registry Office of Alto Taquari/MT	Camila Cristina Wihelms Naumann	162,6 ha	04/01/2015	03/31/2019
Bavia Farm, Alto Taquari/MT, M. 1.224 of Real Estate Registry Office of Alto Taquari/MT	Bruna e Paula Bavia	319,43 ha	04/01/2015	03/31/2018
Rancho Alegre Farm and Girassol Farm, Alto Taquari/MT, M. 1.225 and 1.227 of Real Estate Registry Office of Alto Taquari/MT	Bruna Alves Bavia	197,42 ha	04/01/2015	03/31/2018
Santa Paula Farm and Bom Jesus Farm, Alto Taquari/MT, M. 1.226 and 494 of Real Estate Registry Office of Alto Taquari/MT	Paula Alves Bavia	263,49 ha	04/01/2015	03/31/2017
Fabiano Farm, Alto Taquari/MT, M. 2.405, 474, 3.961 and 1.584 of Real Estate Registry Office of Alto Taquari/MT	Vilson Schneider	2.013,62 ha	04/01/2015	03/31/2019

 Attachment IV – Parties’s participation

Parties’s participation
Harvest of 2015 Harvest of 2016 Harvest of 2017 Harvest of 2018
Estimated production (t)	262.615,99	217.400,42	112.464,56	25.042,43
Owner Partner’s participation (t)	40.470,44	44.200,86	16.969,78	3.864,60
Farmer Partner 1’s participation	1.000,00	1.000,00	1.000,00	19.193,19
Farmer Partner 1’s participation	221.145,55	172.199,56	94.494,78	1.984,64